UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2016

FS BANCORP, INC.
(Exact name of registrant as specified in its charter)

Washington	001-35589	45-4585178
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6920 220th Street SW, Suite 200, Mountlake Terrace, Washington	98043
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (425) 771-5299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 25, 2016, FS Bancorp, Inc. (the “Company”) announced that 1st Security Bank of Washington (“1st Security Bank”), the wholly owned subsidiary of the Company, had completed the previously announced purchase of four branches of Bank of America.  The four branch locations are located in the communities of Port Angeles (8th Street), Sequim, Port Townsend and Hadlock, Washington.  In connection with the purchase, 1st Security Bank acquired approximately $189 million in deposits and less than $500,000 in loans based on January 20, 2016 financial information and subject to a post-closing confirmation and adjustment.  The purchase was finalized following the close of business on January 22, 2016, and the branches were converted to 1st Security Bank branches immediately thereafter during the weekend of January 23-24, 2016. The acquired branches opened as 1st Security Bank branches on the morning of January 25, 2016. Also on January 25, 2016, the Company published a news release announcing completion of the acquisition. A copy of the news release is attached as Exhibit 99.1 to this report and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a)
Financial Statement of Business Acquired. To the extent that financial statements required by this item have not been waived by the staff of the Securities and Exchange Commission, such financial statements will be filed in an amendment to this report no later than April 8, 2016.

(b)
Pro Forma Financial Information. To the extent that pro forma financial information required by this item has been waived by the staff of the Securities and Exchange Commission, such pro forma financial information will not be contained in an amendment to this report.

(c)	Shell Company Transactions. Not applicable.

(d)	Exhibits.

The following exhibit is being filed herewith and this list shall constitute the exhibit index:

Exhibit No.	Description

99.1	Press Release dated January 25, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 25, 2016	FS BANCORP, INC.

/s/Matthew D. Mullet
Matthew D. Mullet
Chief Financial Officer (Principal Financial and Accounting Officer)